       1                                                EXHIBIT O
                                                        Proposed Notice
                                                        Pursuant to Rule 22(f)
(Release No. 35-     )

FILINGS UNDER THE PUBLIC UTILITY HOLDING
COMPANY ACT OF 1935 ("ACT")

December    , 1995

          Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

          Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by
January    , 1995 to the Secretary, Securities and Exchange Commission,
Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
____________________________________

Consolidated Natural Gas Company, et. al. (70-     )
___________________________________________________

	Consolidated Natural Gas Company ("CNG"), CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3199, a registered holding company, and CNG's wholly-owned subsidiaries, CNG Energy Services Corporation ("Energy Services"), and CNG Products and Services, Inc. ("CNG Products"), One Park Ridge Center, P.O. Box 15746, Pittsburgh, Pennsylvania 15244-0746, have filed an application-declaration pursuant to Sections 9, 10, and 12 of the Act and Rule 45 thereunder.
	Consolidated, Energy Services and CNG Power, request various authorizations to effect a restructuring of a group of companies in the Consolidated Natural Gas System ("CNG System" or "System") which are in the non-utility energy business. The resulting configuration would cause this part of the CNG System (the "Energy Services Group") to more substantially conform with its managerial reporting structure.
	The restructuring of the Energy Services Group would be effected through the following steps.
	(1) CNG PRODUCTS BECOMES DIRECT SUBSIDIARY OF CONSOLIDATED. By order dated August 28, 1995, HCAR No. 26363, File No. 70-8577, Consolidated and
Energy Services were authorized to form CNG Products (then called CNG
Special Products and Services, Inc.). All of the issued and outstanding common stock of CNG Products are at this time owned by Energy Services.
The current and anticipated activities of CNG Products are now perceived to be more oriented towards providing services or products to customers of the local distribution companies in the CNG System. As such, the operations of CNG Products is under the administrative supervision of the Senior Vice President, Distribution of Consolidated. It is accordingly deemed appropriate that the ownership of CNG Products be transferred from Energy Services to Consolidated. Such transfer would occur in the form of a dividend by Energy Services to Consolidated of all of the outstanding common stock of CNG Products.

     (2) CNG PRODUCTS ACQUIRES ASSETS OF NATURAL GAS VEHICLES DIVISION AND STOCK OF CNG TECHNOLOGIES, INC. FROM CNG POWER By Commission order dated August 27, 1992, HCAR No. 25615, File No. 70-7845, Consolidated was authorized to provide up to $25 million to CNG Power, through December 31, 1997, for it to engage in natural gas vehicle activities. By Commission order dated December 21, 1990, HCAR No. 25224, File No. 70-7761, Consolidated through CNG Power, was authorized to form CNG Technologies, Inc. ("CNGT") and to invest up to $2,000,000 in CNGT for it to acquire limited partnership interests in a gas industry fund created to invest in smaller companies developing new technologies to enhance the supply, transportation and utilization of natural gas. In order to have CNG Power's activities more concentrated in independent power production, it is proposed to move the present Natural Gas Vehicle Division ("Division") of CNG Power and the outstanding shares of common stock of CNGT to CNG Products after it becomes a direct subsidiary of Consolidated. The transfer of this Division would be effected through a dividend of the assets of such division to Consolidated, with subsequent transfer of the same to CNG Products as a contribution of capital by Consolidated. CNG Products would also succeed CNG Power as the recipient of the authorizations granted under the Commission's order of August 27, 1992 referred to above. The transfer of the CNGT stock would be effected through a sale by CNG Power of such stock to CNG Products at its net book value, which was $1,994,000 at October 8, 1995. Request is made for CNG Products to obtain the funds for such acquisitions by selling up to 220 shares of its common stock at its par value of $10,000 per share to Consolidated.

	(3) CNG MARKET CENTER SERVICES, INC. BECOMES DIRECT SUBSIDIARY OF CONSOLIDATED All of the issued and outstanding shares of common stock of CNG Market Center Services, Inc., ("CNG Market Center") are owned by CNG Power. CNG Power was authorized to acquire such shares by Commission order dated October 21, 1994, HCAR No. 26148, File No. 70-8447. As part of the movement of CNG Power from being a direct subsidiary of Consolidated to being a direct subsidiary of Energy Services, CNG Power will need to transfer as a dividend to Consolidated its ownership of all of the issued and outstanding shares of common stock of CNG Market Center. This is necessary in order to maintain certain business efficiencies and provide maximum flexibility in CNG Market Center's operations that would not be available if the market center business of the CNG System were to be under Energy Services, the marketing company of the System.

	(4) CNG POWER COMPANY BECOMES SUBSIDIARY OF ENERGY SERVICES. All of the issued and outstanding shares of common stock of CNG Power are owned by Consolidated. CNG Power (then called CNG Trading Company) was organized by Consolidated pursuant to Commission order dated February 27, 1987, HCAR No. 24329, File No. 70-7225. These shares would be transferred as a capital contribution to Energy Services, thereby making CNG Power a wholly-owned subsidiary of Energy Services. Currently the management of CNG Power report to the chief executive officer of Energy Services. To make CNG Power a direct subsidiary of Energy Services would thus make the Energy Services Group corporate organization chart agree with its managerial structure.

	(5) CNG STORAGE SERVICE COMPANY BECOMES SUBSIDIARY OF ENERGY SERVICES. Consolidated was authorized to form CNG Storage Service Company ("CNG Storage") by Commission order dated May 13, 1991, HCAR No. 25311, File No. 70-7729. All of the issued and outstanding common stock of CNG Storage Service Company ("CNG Storage") would be transferred by Consolidated as a capital contribution to Energy Services, thereby making CNG Storage a wholly-owned subsidiary of Energy Services. This would cause the natural gas storage business of CNG Storage to be at the proper supervisory level in the Energy Services Group structure.

____________________________________

          For the Commission, by the Division of Investment Management,

pursuant to delegated authority.


                                            Jonathan G. Katz
                                            Secretary